ARTICLES OF INCORPORATION
OF
NEUBERGER BERMAN MULTI-MANAGER INCOME FUND INC.

FIRST:  Incorporation:  The undersigned, Arthur C. Delibert, whose address is 1601 K Street, N.W., Washington, D.C. 20006-1600, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the general laws of the State of Maryland.

SECOND:  Name of Corporation:  The name of the corporation is Neuberger Berman Multi-Manager Income Fund Inc. (“Corporation”).

THIRD:  Corporate Purposes and Powers:  The Corporation is formed for the following purpose or purposes:

A.         To conduct, operate and carry on the business of a closed-end, management investment company, registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended (“1940 Act”); and

B.         To exercise and enjoy all powers, rights, and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force, including, without limitation:

1.
To hold, invest, and reinvest the funds of the Corporation, and to purchase, subscribe for or otherwise acquire, hold for investment, trade and deal in, sell, assign, negotiate, transfer, exchange, lend, pledge or otherwise dispose of, or turn to account or realize upon securities of any corporation, company, association, trust, firm, partnership, limited liability company, or other organization however or whenever established or organized, as well as securities issued by the United States Government, the government of any state, municipality, or other political subdivision, foreign governments, supranational entities, or any other governmental or quasi-governmental agency, instrumentality, or entity.  For the purposes of these Articles of Incorporation, as the same may be supplemented or amended (“Articles”), without limiting the generality thereof, the term “securities” includes: stocks, shares, units of beneficial interest, partnership interests, limited liability company interests, leases, bonds, debentures, time notes and deposits, notes, mortgages, and any other obligations or evidence of indebtedness; any certificates, receipts, warrants, options, futures or forward contracts, or other instruments representing rights or obligations to receive, purchase, subscribe for or sell the same, or evidencing or representing any other direct or indirect right or interest, including all rights of equitable ownership, in any property or assets; and any negotiable or non-negotiable instruments including money market instruments, bank certificates of deposit, finance paper, commercial paper, bankers’ acceptances, and all types of repurchase and reverse repurchase agreements; interest rate, currency or other swap contracts or protection instruments; and all types of derivative contracts, derivative instruments and synthetic securities;

2.
To enjoy all rights, powers, and privileges of ownership or interest in all securities held by the Corporation, including the right to vote and otherwise act with respect to the preservation, protection, improvement, and enhancement in value of all such securities;

3.
To issue and sell shares of its own capital stock, including shares in fractional denominations, and securities which are convertible or exchangeable, with or without the payment of additional consideration, into such capital stock in such amounts and on such terms and for such amount or kind of consideration (including securities) now or hereafter permitted by the laws of the State of Maryland and by these Articles as its Board of Directors may, and is hereby authorized to, determine;

4.
To purchase, repurchase or otherwise acquire, hold, dispose of, resell, transfer, reissue, or cancel shares of its own capital stock in any manner and to the extent now or hereafter permitted by the laws of the State of Maryland and by these Articles;

5.
To transact its business, carry on its operations, have one or more offices, and exercise all of its corporate powers and rights in any state, territory, district, and possession of the United States, and in any foreign country;

6.
To aid by further investment any issuer of which the Corporation holds any obligation or in which it has a direct or indirect interest, to perform any act designed to protect, preserve, improve, or enhance the value of such obligation or interest, and to guarantee or become a surety on any or all of the contracts, stocks, bonds, notes, debentures, and obligations of any corporation, company, trust, association, partnership, firm, or other entity; and

7.
To generally transact any business in connection with or incidental to its corporate purposes, and to do everything necessary, suitable, or proper for the accomplishment of such purposes or for the attainment of any object or furtherance of any purpose set forth in these Articles, either alone or in association with others.

C.         Incident to meeting the purposes specified above, the Corporation shall also have the power, without limitation:

1.	To make contracts and guarantees, incur liabilities and borrow money;

2.	To sell, lease, exchange, transfer, convey, mortgage, pledge, and otherwise dispose of any or all of its assets;

3.	To acquire by purchase, lease or otherwise, and take, receive, own, hold, use, employ, improve, dispose of and otherwise deal with any interest in real or personal property, wherever located; and

4.
To buy, sell, and otherwise deal in and with commodities, indices of commodities or securities, and foreign exchange, including the purchase and sale of options contracts, forward contracts, futures contracts and options on futures contracts related thereto, subject to any applicable provisions of law.

D.         The foregoing clauses shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland.

FOURTH:  Address of Principal Office.  The address of the principal office of the Corporation in the State of Maryland is CSC–Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FIFTH:  Name and Address of Resident Agent.  The name and address of the resident agent of the Corporation in the State of Maryland is CSC–Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.  Said resident agent is a Maryland corporation.

SIXTH:  Capital Stock.

A.         The total number of shares of all classes of capital stock that the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, $0.0001 par value, having an aggregate par value of one hundred thousand dollars ($100,000).  All of the authorized shares of the Corporation’s capital stock are initially classified as “Common Stock.”  The Board of Directors of the Corporation may classify or reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or (subject to the purposes of the Corporation) terms or conditions for the redemption of such shares of stock.

B.         No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directions may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

C.         When the Corporation receives the consideration for which shares of stock are to be issued, such shares shall be fully paid and nonassessable.

D.         The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Common Stock of the Corporation:

1.           No shares of the Corporation’s Common Stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

2.           Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, and other distributions may be paid on the Common Stock of the Corporation at such time, in such manner and in such amounts as the Board of Directors may deem advisable.

3.           Unless otherwise provided in these Articles or limited by a fundamental policy set forth in a registration statement of the Corporation filed with the Securities and Exchange Commission, each share of Common Stock shall be entitled to one vote and, except as otherwise provided in these Articles or in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.  Nothing in these Articles shall be deemed to prohibit the Board of Directors, through articles supplementary establishing the rights and privileges of any class, from granting to one or more classes of stock the exclusive right to elect one or more directors of the Corporation.  Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting  by a written consent of stockholders to the extent permitted by law.

4.           In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all the net assets of the Corporation not attributable to other classes of capital stock through any preference.  The assets so distributed shall be distributed among such stockholders in proportion to the number of shares of Common Stock held by them and recorded on the books of the Corporation.

E.         Fractional Shares.  The Corporation may issue and sell fractions of shares of capital stock having pro rata all the rights of full shares, including, without limitation, the right to vote and to receive dividends, and wherever the words “share” or “shares” are used in these Articles or the Bylaws of the Corporation, they shall be deemed to include fractions of shares where the context does not clearly indicate that only full shares are intended.

F.         Certificates.  The Corporation shall not be obligated to issue certificates representing shares of capital stock of any class or series.  Upon request by a stockholder, the Corporation shall provide to the stockholder, without charge, the information required by the Maryland General Corporation Law.

SEVENTH:  Board of Directors.  The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one.  Robert Conti, Brian Kerrane and Claudia Brandon shall act as directors of the Corporation until the first annual meeting or until their successors are duly chosen and qualified.  Except for the initial Board of Directors, the Board of Directors shall at all times be divided as equally as possible into three classes of directors designated Class I, Class II, and Class III.  The terms of office of Class I, Class II, and Class III directors shall expire at the annual meetings of stockholders held in 2015, 2016, and 2017, respectively, and at each third annual meeting of stockholders thereafter.

EIGHTH:  Management of the Affairs of the Corporation.

A.         All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles or the Bylaws of the Corporation.

B.         The Board of Directors shall have the power to adopt, alter, or repeal the Bylaws of the Corporation, except to the extent the Bylaws specifically provide otherwise.

C.         The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders.  No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

D.         The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation’s net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation.  The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment manager, administrator, custodian, or depository of the Corporation’s assets, or another agent of the Corporation appointed for such purposes.  Different classes or series of capital stock may have different net asset values.

E.         Derivative Litigation.  To the maximum extent permitted by law, the following restrictions shall apply to stockholder derivative actions:

1.
No stockholder(s) may maintain a derivative action unless those stockholders(s) beneficially own at least five percent (5%) of the outstanding shares of capital stock of the Corporation, or five percent (5%) of the outstanding shares of the class or series of capital stock to which the action relates.  For purposes of the preceding sentence, the stockholder(s) must be parties to the lawsuit and not merely members of a putative class.

2.
No stockholder derivative action may be maintained unless a stockholder has first made a demand on the Board of Directors.  This requirement shall apply in all cases without any exception, including claims of futility, other than for matters involving irreparable harm to the Corporation.  The Board of Directors may delegate consideration of the demand to a special litigation committee. A decision by a majority of the members of the Board of Directors or such committee, including in each case a majority of the members who are deemed to be “independent” and “disinterested” pursuant to Section 2-405.3(b) of the Maryland General Corporation Law or a successor provision thereto, not to bring, or to seek termination of, a derivative action shall be conclusive and shall terminate the right of the stockholder(s) to bring or maintain the action. Reasonable expenses, including reasonable attorney’s fees, shall be assessed against a stockholder who brings a derivative action without reasonable cause or for an improper purpose.

3.	Any additional requirements for or restrictions on stockholder derivative lawsuits involving the Corporation imposed by applicable law shall continue to apply and shall remain controlling.

F.         Forum for Litigation.  The federal or state courts in Maryland shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of a breach of these Articles or the Corporation’s Bylaws or a claim of breach of fiduciary duty to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising under the Maryland General Corporation Law or these Articles or the Corporation’s Bylaws, (iv) any other action asserting a claim by stockholders which is governed by the internal affairs or an analogous doctrine, and (v) any other action over which the federal or state courts in Maryland could exercise subject matter and personal jurisdiction.  Any stockholder who files an action in breach of the forum selection requirement of the preceding sentence shall be liable for all reasonable costs incurred by the Corporation in enforcing such requirement, including, without limitation, reasonable attorney’s fees, as determined by the Board of Directors.

To the maximum extent permitted by law, the sole and exclusive forum for any putative class action that is outside the scope of actions described above and that involves the Corporation and one or more of its stockholders shall be the United States District Court for the Southern District of New York.

G.          In any action commenced by a stockholder against the Corporation or any class or series of stock thereof, against its Board of Directors or officers, or as a derivative action on behalf of the Corporation or any class or series of stock thereof, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW.

H.         The provisions in Paragraphs E, F and G above are terms and conditions of each share of capital stock of the Corporation.  Any person or entity purchasing or otherwise acquiring any interest in capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth, Paragraphs E, F and G.

I.          The enumeration and definition of particular powers of the Board of Directors included in this Article Eighth shall in no way be limited or restricted by reference to or inference from the terms of any other provision of these Articles, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland now or hereafter in force.

NINTH:  Stockholder Liability.  Except to the extent otherwise provided in these Articles, the stockholders shall not be liable to any extent for the payment of any debt of the Corporation.

TENTH:  Majority of Votes.  Except as otherwise provided in these Articles, and notwithstanding any provision of Maryland law requiring approval by a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast in order to take or authorize any action, any action requiring stockholder approval under the Maryland General Corporation Law by a greater proportion than a majority of the votes entitled to be cast may be taken or authorized by the Corporation upon the affirmative vote of a majority of the votes of all classes (or when the Corporation is required to obtain a vote by separate classes, of each class) entitled to be cast thereon.

ELEVENTH:  Certain Transactions.

A.         Notwithstanding any other provision of these Articles, and subject to the exception provided in Paragraph D of this Article, a transaction or proposal described in Paragraph C of this Article shall require (1) the approval of the Board of Directors, including a majority of the directors who are not “interested persons” of the Corporation, as that term is defined in the 1940 Act (except for a proposal described in Paragraph C.5 of this Article, which shall require the approval of seventy-five percent (75%) of the entire Board) and (2) the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation.  Notwithstanding any other provision in these Articles, the foregoing stockholder voting requirement shall be in addition to, and not in lieu of, any vote of stockholders of the Corporation otherwise required by law (including, without limitation, any separate vote by a class or series of capital stock that may be required by the 1940 Act or the Maryland General Corporation Law), by the terms of any class or series of capital stock that is now or hereafter authorized, or by any agreement between the Corporation and any national securities exchange.

B.         For purposes of this Article Eleventh, the term “Principal Stockholder” shall mean any corporation, person, entity, or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“1934 Act”)), which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the outstanding shares of capital stock of the Corporation and shall include any Affiliate or Associate (each as defined below) of a Principal Stockholder.  For the purposes of this Article Eleventh, in addition to the shares of capital stock which a corporation, person, entity, or group (each, a “PS Holder”) beneficially owns directly, any PS Holder shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (1) which the PS Holder has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise, or (2) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (1) above), by any other corporation, person, entity, or group (a) which is the PS Holder’s Affiliate or Associate (each as defined below) or (b) with which the PS Holder or its Affiliate or Associate (each as defined below) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of capital stock of the Corporation.  For purposes of this

Article Eleventh, the calculation of the Corporation’s outstanding shares of capital stock shall not include shares deemed owned through application of clause (1) above, the term “Interested Party” shall mean any person, other than an investment company advised by the Corporation’s initial investment manager or any of its Affiliates, that enters, or proposes to enter, into a Business Combination (as defined below) with the Corporation, and the terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the 1934 Act.

C.         This Article shall apply to the following:

1.	A merger, consolidation, or statutory share exchange of the Corporation with or into any other corporation or entity, including a trust;

2.
The issuance of any securities of the Corporation to any Principal Stockholder for cash, except as part of an offering in which the Principal Stockholder has no special right to participate as compared to (a) other holders of the same class or series of stock, or (b) investors generally;

3.
The sale, lease, exchange, mortgage, pledge, transfer, or other disposition by the Corporation (in one or a series of transactions in any 12-month period) to or with any Principal Stockholder of any assets of the Corporation having an aggregate fair market value of $1,000,000 or more, except for portfolio transactions (including pledges of portfolio securities in connection with borrowings) effected by the Corporation in the ordinary course of business, tender offers, and transactions effected in connection with leverage;

4.
The issuance or transfer by the Corporation (in one or a series of transactions in any 12-month period) of any securities of the Corporation to any person or entity for cash, securities, or other property or assets (or combination thereof) having an aggregate fair market value of $1,000,000 or more, excluding (a) issuances or transfers of debt securities of the Corporation, (b) sales of securities of the Corporation in connection with a public offering, (c) issuances of securities of the Corporation pursuant to a dividend or distribution reinvestment plan adopted by the Corporation, (d) issuances of securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation, (e) issuances of securities of the Corporation for the purposes of leverage, and (f) portfolio transactions effected by the Corporation in the ordinary course of business (a transaction within clause (1), (2), or (3) above, or this clause (4) being a “Business Combination”);

5.
Any stockholder proposal as to a specific investment decision made or to be made with respect to the Corporation’s assets as to which stockholder approval is required, unless a lesser proportion of the votes of all classes or any class of capital stock than the proportion required by this Article is required under federal or Maryland law;

6.
Any transaction between the Corporation and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the 1934 Act), that is entitled (or controls, is controlled by, or is under common control with a person or group that is entitled) to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, of ten percent (10%) or more of the voting power in the election of directors generally;

7.	The conversion of the Corporation from a closed-end investment company to an open-end investment company;

8.	A change in the nature of the business of the Corporation so that it would no longer be an investment company registered under the 1940 Act; or

9.	The liquidation or dissolution of the Corporation or an amendment to the Articles to terminate the Corporation’s existence.

D.         The provisions of this Article shall not apply to any transaction or proposal described in Paragraph C of this Article (other than a proposal described in Paragraph C.5) if such transaction is authorized (1) by seventy-five percent (75%) of the entire Board of Directors, including a majority of the directors who are not “interested persons” of the Corporation, as that term is defined in the 1940 Act and (2) by seventy-five percent (75%) of the Continuing Directors.  For purposes of this Article, the term “Continuing Director” shall mean any director who (1) has been a director for a period of at least eighteen (18) months, during no part of which time he or she has been an Interested Party or an Affiliate of an Interested Party, (2) has been a director since the Corporation’s initial public offering of its Common Stock, or (3) is a successor to a Continuing Director who is unaffiliated with an Interested Party and was elected or nominated to succeed the Continuing Director by a majority of the other Continuing Directors then in office.

E.         For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws of the Corporation.  Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Corporation only to the extent required by Section 2-502 of the Maryland General Corporation Law, or a successor provision thereto, and the Bylaws of the Corporation.

TWELFTH: Restrictions on Transfer and Ownership of Shares.

    Section 12.1     Definitions.    For the purpose of this Article Twelfth, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.3.5, provided, that, each such organization shall be described in Section 501(c)(3) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. If the Code shall cease to so define a charitable organization, “Charitable Beneficiary” shall mean an entity organized to do work for charitable purposes and not for profit.

“Charitable Trust” shall mean any trust provided for in Section 12.3.1.

“Charitable Trustee” shall mean each Person unaffiliated with the Corporation and unaffiliated with the Prohibited Owner, that is appointed by the Board of Directors to serve as a trustee of a Charitable Trust.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as amended from time to time. All references to specific sections of the Code shall include applicable successor provisions.

“Equity Shares” shall mean the Common Stock and any other class or series of the Corporation’s capital stock that the Board may designate as Equity Shares.

“Excepted Holder” shall mean a stockholder and/or Owner of Equity Shares for whom an Excepted Holder Limit is created by this Article Twelfth or by the Board of Directors pursuant to Section 12.2.7.

“Excepted Holder Limit” shall mean the percentage limit established by the Board of Directors with respect to an Excepted Holder, provided that, and only so long as, the affected Excepted Holder complies with all of the requirements established by the Board of Directors pursuant to Section 12.2.7.

“Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid prices for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE MKT or, if such Equity Shares are not listed or admitted to trading on the NYSE MKT, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the closing bid prices in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Directors or, in the event that no trading price is available for such Equity Shares, the fair value of such Equity Shares, as determined in good faith by the Board of Directors.

“Ownership” shall mean beneficial or constructive ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), including any interest that would be treated as owned through the application of Section 318(a) of the Code or treated as beneficially owned under Rule 13d-3 under the 1934 Act.  The terms “Owner”, “Owns” and “Owned” shall have the correlative meanings.

“Ownership Limit” shall mean (a) with respect to any class or series of Equity Shares, 4.99% or such higher percentage as approved by seventy-five percent (75%) of the entire Board of Directors and by seventy-five percent (75%) of the Continuing Directors (in value or vote, whichever is more restrictive) of the shares of capital stock of such class or series outstanding at the time of determination and (b) 4.99% or such higher percentage as approved by seventy-five percent (75%) of the entire Board of Directors and by seventy-five percent (75%) of the Continuing Directors (in value or vote, whichever is more restrictive) of the aggregate of the outstanding Equity Shares.

“Person” means an individual, corporation, limited liability company, partnership, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the 1934 Act and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean any Person who, but for the provisions of Section 12.2.1, would Own Equity Shares in excess of the Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take such actions or cause any such events) that causes any Person to acquire Ownership of Equity Shares or the right to vote or receive dividends on Equity Shares, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) transfers of interests in other entities that result in changes in Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 12.2    Equity Shares.

Section 12.2.1    Ownership Limitations.

(a)   (1) No Person, other than an Excepted Holder and other than Neuberger Berman Management LLC or its Affiliates, shall Own Equity Shares in excess of the Ownership Limit and (2) no Excepted Holder shall Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(b)   Transfer in Trust or Voided Transfer.  If any Transfer of Equity Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a national securities exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Owning Equity Shares in violation of Section 12.2.1(a), then the Corporation shall, as determined by the Board of Directors, deem:

(i)  that number of Equity Shares the Ownership of which otherwise would cause such Person to violate Section 12.2.1(a) (rounded up to the nearest whole share, and such excess shares, the “Excess Shares”) to be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such determination of such Transfer or at such other time determined by the Board of Directors, and such Person shall acquire no rights in such Equity Shares; or

(ii)  to the fullest extent permitted by law, the Transfer of Excess Shares to be void ab initio, in which case, the intended transferee shall acquire no rights in the Excess Shares.

(c)    Cooperation.    The stockholder and/or Owner of Equity Shares that would otherwise qualify as a Prohibited Owner absent the application of the provisions of Section 12.2.1(b) shall use best efforts and take all actions necessary or requested by the Corporation to cooperate with effecting the actions taken by the Board of Directors pursuant to Section 12.2.1(b), including, without limitation, informing the Corporation where any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Directors.

Section 12.2.2    Remedies for Breach.    If the Board of Directors or any duly authorized committee shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 12.2.1 or that a Person intends to acquire or has attempted to acquire Ownership of any Equity Shares in violation of Section 12.2.1 (whether or not such violation is intended), the Board of Directors or such committee may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, refusing to give effect to such Transfer on the books of the Corporation or the Corporation’s transfer agent or instituting proceedings to enjoin such Transfer or other event and such Person shall be liable, without limitation, for all costs incurred in connection therewith, including the costs and expenses of the Charitable Trustee. This Section 12.2.2 shall not in any way limit the provisions of Section 12.2.1(b).

Section 12.2.3    Notice of Restricted Transfer.    Any Person who acquires or attempts or intends to acquire Ownership of Equity Shares that will or may violate Section 12.2.1(a), and any Person who otherwise anticipates ownership of Excess Shares, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request.

Section 12.2.4    Owners Required To Provide Information.    (a) Every stockholder and/or Owner of Equity Shares of five percent (5%) or more of any series or any class of outstanding Equity Shares at the time of determination, within three Business Days after a request from the Corporation, shall give written notice to the Corporation stating the name and address of such Owner, the number of Equity Shares actually Owned and the number of Equity Shares beneficially Owned or constructively Owned, and a description of the manner in which such shares are held; provided that a stockholder who holds Equity Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Equity Shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of Equity Shares of such Actual Owner with respect to which the stockholder is nominee. Each such stockholder and each Actual Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Ownership to ensure compliance with the Ownership Limit.

(b)           Each Person who is an Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for an Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to comply with requirements of any taxing authority or other governmental authority or to determine such compliance.

Section 12.2.5    Remedies Not Limited.    Nothing contained in this Article Twelfth shall limit the authority of the Board of Directors to take such  action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders or to enforce the limitation in Section 12.2.1 for any purpose which the Board of Directors deems advisable.

Section 12.2.6    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 12.2, Section 12.3 or any definition contained in Section 12.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 12.2 or Sections 12.1 or 12.3 with respect to any situation based on the facts known to the directors. In the event Sections 12.1, 12.2 or 12.3 require an action by the Board of Directors and this Article Twelfth or the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of

Directors with the advice of counsel shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3.

Section 12.2.7    Exceptions.

(a)   The Board of Directors, in its sole discretion, may grant to any Person who makes a request therefor (a “Requesting Person”) an exception to the Ownership Limit (or one or more elements thereof) with respect to the Ownership of any series or class of stock, subject to the following conditions and limitations: (i) the Board of Directors shall have determined, in its discretion, that: (A) the Requesting Person’s Ownership of Equity Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the Ownership of Equity Shares by all other Persons as permitted under this Article Twelfth, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any contract to which the Corporation or any of its subsidiaries is a party or reasonably expects to become a party and (B) the Requesting Person’s Ownership of shares of stock in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the Ownership of shares of stock by all other Persons as permitted under this Article Twelfth, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Corporation; and (ii) such Requesting Person provides to the Board of Directors, for the benefit of the Corporation, such representations and undertakings, if any, as the Board of Directors may, in its discretion, determine to be necessary or desirable in order for it to make the determination that the conditions set forth in clause (i) above have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Requesting Person with respect to the Ownership of one or more other classes or series of Equity Shares not subject to the exception), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Sections 12.2.1(b) and 12.2.2 with respect to Equity Shares held in excess of the Ownership Limit with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this Section 12.2.7(a)). If a director requests that the Board of Directors grant an exception pursuant to this Section 12.2.7 with respect to such director, or with respect to any other Person if such director would be considered to be the Owner of Equity Shares owned by such other Person, such director shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

(b)   In determining whether to grant any exemption pursuant to Section 12.2.7(a), the Board of Directors may consider, among other factors, (i) the general reputation and moral character of the Requesting Person, (ii) whether Ownership of Equity Shares would be direct or through ownership attribution, (iii) whether granting an exemption for the Requesting Person would adversely affect any of the Corporation’s existing contractual arrangements, (iv) whether the Requesting Person’s Ownership of Equity Shares is permitted by applicable law and regulation and (vi) whether the Requesting Person is attempting to change control of the Corporation or affect its policies in a way which the Board of Directors, in its discretion, considers adverse to the best interests of the Corporation or its stockholders. Nothing in this Section 12.2.7(b) shall be interpreted to mean that the Board of Directors may not act in its discretion in making any determination under Section 12.2.1(b).

(c)   An underwriter or initial purchaser that participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement as determined by the Board of Directors.

Section 12.3    Transfer of Equity Shares in Trust.

Section 12.3.1    Ownership in Trust.    Upon any purported Transfer or other event described in Section 12.2.1(b) that results in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee of the Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 12.3.5). Such transfer to the Charitable Trustee shall be deemed to be effective as of the time provided in Section 12.2.1(b). Any Charitable Trustee shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 12.3.6. Each stockholder and/or Owner of Equity Shares, to the fullest extent permitted by law, hereby constitutes and appoints the Charitable Trustee or, in the absence of a Charitable Trustee, any director, with full power of substitution, as such stockholder’s and/or Owner’s true and lawful agent and attorney-in-fact, with full power and authority in the name, place and stead of such stockholder and/or Owner, to take all further action, if any, necessary to cause Excess Shares to be transferred to a Charitable Trust for the benefit of a Charitable Beneficiary as contemplated by this Article Twelfth and to fully implement the purposes and effects of this Article Twelfth with respect to all Excess Shares.

Section 12.3.2    Status of Shares Held by a Charitable Trustee.    Equity Shares held by a Charitable Trustee shall be issued and outstanding Equity Shares of the Corporation. The Prohibited Owner shall:

(a)   have no rights in the shares held by the Charitable Trustee;

(b)   not benefit economically from ownership of any shares or other property held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 12.3.5);

(c)   have no rights to dividends or other distributions;

(d)   not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

(e)   have no claim, cause of action or other recourse whatsoever against the purported transferor of such Equity Shares.

Section 12.3.3    Dividend and Voting Rights.    The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 12.3.5). Any dividend or other distribution paid with respect to any Equity Shares which constituted Excess Shares at such time and prior to the Equity Shares having been transferred to the Charitable Trustee shall be paid to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid with respect to such Equity Shares shall be paid when due to the Charitable Trustee. Any dividends or other distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in the Charitable Trust and effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner with respect to such Equity Shares at any time such Equity Shares constituted Excess Shares with respect to such Prohibited Owner and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article Twelfth, until Equity Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 12.3.4    Rights upon Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Equity Shares of the class or series of Equity Shares that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Shares held by the Charitable Trustee bears to the total number of shares of such class or series of Equity Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Equity Shares held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with Section 12.3.5.

Section 12.3.5    Sale of Shares by Charitable Trustee.    Unless otherwise directed by the Board of Directors, within 20 days of receiving notice from the Corporation that Equity Shares have been transferred to the Charitable Trust, or as soon thereafter as practicable, the Charitable Trustee shall sell the Equity Shares held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to any Equity Shares transferred to the Charitable Trustee as a result of the operation of Section 12.2.1(b)) to a Person, designated by the Charitable Trustee, whose ownership of the Equity Shares will not violate the Ownership Limit or an Excepted Holder Limit, as applicable. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.5. A Prohibited Owner shall receive the lesser of (a) the net price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Charitable Trust, less the costs, expenses and compensation of the Charitable Trustee and the Corporation as provided in Section 12.4 and (b) the net sale proceeds received by the Charitable Trustee from the sale or other disposition of the Equity Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, less the costs, expenses and compensation of the Charitable Trustee and the Corporation as provided in Section 12.4. If such Equity Shares are sold by a Prohibited Owner, then (a) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.5, such excess shall be paid promptly to the Charitable Trustee upon demand.

Section 12.3.6    Designation of Charitable Beneficiaries.    By written notice to the Charitable Trustee, the Corporation shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 12.2.1(a) in the hands of such Charitable Beneficiary and (b) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article Twelfth, including, without limitation, Section 12.3.7.

Section 12.3.7    Retroactive Changes.    Notwithstanding any other provisions of this Article Twelfth, the Board of Directors is authorized and empowered to grant retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked.

Section 12.4    Costs, Expenses and Compensation of Charitable Trustee and the Corporation.

Section 12.4.1    Indemnification of the Charitable Trustee.    The Charitable Trustee shall be indemnified by the Corporation or from the proceeds from the sale of Equity Shares held in the Charitable Trust, as further provided in this Article Twelfth, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article Twelfth.

Section 12.4.2    Compensation.    The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Charitable Trustee.

Section 12.4.3    Reimbursement of Costs, Expenses and Compensation.    Costs, expenses and compensation payable to the Charitable Trustee pursuant to Sections 12.4.1 and 12.4.2 may be funded from the Charitable Trust or by the Corporation. The Corporation shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Sections 12.4.1 and 12.4.2) from the Charitable Trust for any such amounts funded by the Corporation. Costs and expenses incurred by the Corporation in the process of enforcing the ownership limitation set forth in Section 12.2.1(b), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Corporation, may be collected from the Charitable Trust; provided, however, that the ability of the Corporation to fund its costs from the Charitable Trust shall not relieve the Prohibited Owner from any obligation he or she may have to reimburse the Corporation for costs, except to the extent the Corporation has in fact been previously paid from the Charitable Trust; nor shall the possibility of the Corporation receiving payment from the Charitable Trust create a marshalling obligation which would require the Corporation to reimburse itself from the Charitable Trust before enforcing the Corporation’s claims.

Section 12.5    NYSE MKT Transactions and Contracts.    Nothing in this Article Twelfth shall preclude the settlement of any transaction entered into through the facilities of the NYSE MKT or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article Twelfth and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article Twelfth. Any affirmative vote or consent of the Board of Directors or stockholders required by this Article shall be in addition to the vote or consent of Board of Directors or stockholders required by law or by any agreement between the Corporation and the NYSE MKT or any other national securities exchange.

Section 12.6    Non-Waiver.    No delay or failure on the part of the Corporation in exercising any right hereunder shall operate as a waiver of any right of the Corporation, except to the extent specifically waived in writing.

THIRTEENTH:  Limitation on Liability.

A.         To the maximum extent permitted by applicable law (including the laws of the State of Maryland and the 1940 Act) as currently in effect or as it may hereafter be amended:

1.	No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

2.
The Corporation shall indemnify and advance expenses as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents, and persons who are serving or have served at the request of the Corporation in similar capacities for other entities, provided, however, that the transfer agent of the Corporation or of another such entity shall not be considered an agent for these purposes, unless expressly deemed to be such by the Corporation’s Board of Directors in a resolution referring to this Article.

B.         No amendment, alteration or repeal of this Article or the adoption, alteration or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal or adoption.

FOURTEENTH:  Right of Amendment.  Except as set forth below and subject to the authority granted to the Board of Directors to adopt articles supplementary pursuant to Article Sixth hereof and to amend provisions of these Articles without stockholder approval as provided by the laws of the State of Maryland, any provision of these Articles may be amended, altered or repealed only upon the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation.  Any amendment, alteration or repeal of Articles Seventh, Eighth, Eleventh, Twelfth, Thirteenth or Fourteenth shall require the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation.

FIFTEENTH:  The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 17th day of March, 2014.

/s/ Arthur C. Delibert
Arthur C. Delibert

Resident Agent in Maryland:  CSC–Lawyers Incorporating Service Company

By:	/s/ Krista Swenson
Authorized Representative Krista Swenson, Assistant Vice President